550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts Julia O’Shaughnessy Echelon (408) 938-5357 joshaughnessy@echelon.com	Mike Barash Atomic Public Relations +1 (415) 402-0230 mike@atomicpr.com	Investor Relations Contact Chris Stanfield Echelon Corporation +1-408-938-5243 cstanfield@echelon.com

Echelon Corporation Reports Fourth Quarter, Full Year Results

SAN JOSE, CA - February 1st, 2006 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter and year ended December 31, 2005.
“We’re very pleased with our performance this quarter,” said Ken Oshman, Echelon’s CEO and chairman. “Not only did we execute very well, exceeding our financial guidance for the period, we also closed the quarter by announcing our first large project award for an advanced metering infrastructure system. The win at Vattenfall AB, which provides for the delivery of up to 700,000 NES meters, along with associated NES data concentrators and NES system software, was a very important milestone, marking the emergence of Echelon’s NES systems business. The Vattenfall project was the largest advanced metering system project awarded in Europe last year. Even more important than the project’s potential size, though, is that Vattenfall understands and embraces the new capabilities that our NES system brings to the utility market, calling it a ‘generational change in metering systems’. The Vattenfall win in conjunction with today’s announcement that the Dutch utility Nuon has selected the NES System for a 25,000 meter project, gives us every reason to feel very confident about our NES business and strategy.”
“In our LonWorks® infrastructure business we saw continued growth and, what we believe, is the emergence of an important theme across many of our customers’ applications in the form of ‘intelligent energy management’ - the ability to utilize all the electronic devices in a control system to optimize or conserve energy without negatively impacting the user. By embedding and distributing intelligence within machines and facilities, our LonWorks products make this possible. As the importance of energy efficiency and conservation increases, we believe this trend will be a key driver for our growth moving forward.”

Revenues for the quarter ended December 31, 2005 were $19.0 million compared to revenues of $31.9 million for the same period in 2004. Revenues for the quarter ended December 31, 2005 were comprised of $12.3 million from our LonWorks infrastructure business, $6.4 million related to the Enel project, and $340,000 from products and services sold to our NES customers. As anticipated, due to the successful conclusion of Echelon’s role in the Enel project in late 2005, revenues from the project decreased to $6.4 million in the fourth quarter of 2005, a reduction of approximately $14.0 million from the same period in 2004. Partially offsetting this reduction was a 7%, or $841,000 increase in revenues from our LonWorks infrastructure business and a $286,000 increase in NES revenues. The GAAP net loss for the quarter ended December 31, 2005 was $2.7 million, or $0.07 cents per share, based on a weighted average of 39,900,000 common shares outstanding, compared to GAAP net income of $3.0 million, or $0.07 cents per share, based on a weighted average of 41,198,000 fully diluted common shares outstanding for the fourth quarter of 2004. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses, was $2.5 million, or $0.06 cents per share, compared to non-GAAP net income of $3.1 million, or $0.07 cents per share for the same period in 2004.

Revenues for the year ended December 31, 2005 were $74.4 million compared to revenues of $109.9 million for the year ended December 31, 2004. Full year 2005 revenues were comprised of $46.6 million from our LonWorks infrastructure business, $26.9 million related to the Enel project, and $883,000 from products and services sold to our NES customers. Again, the $35.5 million year-over-year decrease in revenue was attributable to a $37.2 million reduction in Enel project revenues resulting from the project’s successful completion, partially offset by revenue increases in both our LonWorks infrastructure and NES businesses. The GAAP net loss for the year ended December 31, 2005 was $19.7 million, or $0.49 cents per share, based on a weighted average of 40,377,000 common shares outstanding, compared to net income of $5.3 million, or $0.13 cents per share on a fully diluted basis, based on a weighted average of 41,007,000 common shares outstanding for the year ended December 31, 2004. The non-GAAP net loss for the year, which excludes the impact of the Enel arbitration decision announced during the third quarter, as well as stock-based compensation expenses and amortization of previously purchased technology, was $14.0 million, or $0.35 cents per, compared to non-GAAP net income of $5.8 million, or $0.14 cents per fully diluted share for the same period in 2004. All non-GAAP information in this release is reconciled in the “Non-GAAP Consolidated Condensed Statements of Operations” table below.

Gross margin for the quarter ended December 31, 2005 was 56.1% compared to 56.4% for the same period in 2004. Gross margin for the year ended December 31, 2005 was 55.6% compared to 56.2% for the year ended December 31, 2004. Total operating expenses for the quarter ended December 31, 2005 were $15.2 million compared to total operating expenses of $15.0 million for the same period in 2004. Total operating expenses for the year ended December 31, 2005 were $66.1 million, compared to $58.1 million for the year ended December 31, 2004.

In addition to the company’s first NES System wins at Vattenfall and Nuon, Echelon made a number of announcements highlighting the momentum in both our NES and LonWorks Infrastructure businesses. The announcements can be found at http://www.echelon.com/about/press/ and include:

•
Continuing on the successful launch of the Pyxos™ Embedded Control Networking Platform that put the power of networking inside of machines, Echelon received a prestigious award from The Tech Museum of Innovation of San Jose, California. Echelon was an inaugural recipient of The Tech’s Inny Award - awarded to companies with innovative technology that can positively impact peoples’ lives. As part of the award, beginning sometime in February 2006 Echelon will have a display in The Tech showing the possibilities of ubiquitous control networking.

•
In other utility related news, Echelon expanded its NES Value-Added Reseller Program with the addition of STROM B-Systems. STROM brings key market expertise and experience throughout EU and Europe including access to Eastern European markets.

•
In January, Echelon announced two initiatives to increase the market penetration of the LonWorks platform into new markets. First, Echelon teamed with Nearmedia Inc. to promote a seamless consumer grade home automation system that featured self-organizing devices, a simple, intuitive and extremely easy to use interface provided by Nearmedia, and invisible integration with the UPnP™ technology that allows audio/video devices to recognize and interact with each other. For example, adding a new LonWorks device to the control network could also make it available automatically to a UPnP enabled TV - giving homeowners a single, simple means of controlling all the systems in the home through the one remote control.

•
Echelon also expanded its market reach in North America with the announcement of the Manufacturer’s Representative Program. This program is expected to increase the market penetration and breadth of applications for the LonWorks platform and Echelon’s control technology.

Echelon will be holding an analyst call on February 1st, 2006 at 2pm Pacific Time. Persons interested in listening to the call may do so through Echelon’s web site at http://www.echelon.com. Persons interested in participating in the call may dial in at 800-257-3401 (callers outside the US please use +1-303-205-0033).

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors of Forward Looking Statements at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending March 31, 2006 and the full year ending December 31, 2006:

•
For the quarter, revenue is expected to be approximately $12.5 million, plus or minus $1.0 million. Of this $12.5 million, we expect LonWorks infrastructure revenues to be approximately $12.25 million, Enel project revenues to be approximately $200,000, and NES revenues to be approximately $50,000.

•
For the full year, we expect revenue will be approximately $79.0 million, plus or minus $4.0 million. Of this $79.0 million, we expect LonWorks infrastructure revenues to be approximately $54.0 million, NES revenues to be approximately $18.0 million, and Enel project revenues to be approximately $7.0 million.

•
Our estimate of full year NES revenues is subject to change for several reasons. First, as we have said in the past, while we have shipment schedules in our contracts, there could be circumstances that might cause those schedules to change. Second, under the complex revenue recognition rules relating to products such as our NES system, some or all of the revenue associated with the Vattenfall project, as well as other NES projects, may need to be deferred until certain conditions are met in a future period. In addition, in some instances, the reasons for these deferrals may not be fully under our control, and the actual timing of revenue may be significantly different than we currently anticipate.

•	For the quarter, gross margin is expected to be between 54.0% and 57.0%. For the full year, gross margin is expected to be between 47.0% and 49.0%.

•
For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $15.25 million, plus or minus $250,000. For the full year, we expect non-GAAP operating expenses to be approximately $59.5 million, plus or minus $1.0 million.

•
For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $1.7 million, plus or minus $100,000. For the full year, we expect stock-based compensation expenses to be approximately $7.2 million, plus or minus $400,000. This estimate could change based on the size and timing of options actually granted by the Compensation Committee, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

•	For the quarter, interest and other income is expected to be approximately $1.3 million. For the full year, we expect interest and other income to be approximately $4.6 million.

•	For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we expect our provision for income taxes will be approximately $400,000.

•
For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.18, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the quarter, we expect to generate a GAAP loss per share of approximately $0.22, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding.

•
For the full year, we expect the non-GAAP loss per share will be approximately $0.44, plus or minus $0.04, based on a weighted average of 40,000,000 shares outstanding. This non-GAAP estimate excludes the impact of any stock-based compensation charges.

•	For the full year, we expect the GAAP loss per share will be approximately $0.62, plus or minus $0.04, based on a weighted average of 40,000,000 shares outstanding.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LonWorks platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the PyxosTM platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.
Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom. Further information regarding Echelon can be found at http://www.echelon.com.

###

Echelon, LonWorks, and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance including statements regarding the status of the NES business; the award of the tender for the Vattenfall and Nuon projects, the number of meters that may be purchased by the utility under each project, and recognition of revenue under that project; the anticipated receipt of Enel revenues during 2006; the outlook for our LonWorks infrastructure business in the intelligent energy market, home automation systems and other markets; the expansion of Echelon’s representative program in North America; and Echelon's financial outlook for the quarter ending March 31, 2006 and the year ending December 31, 2006. Such statements may involve risks and uncertainties, including risks relating to the development and growth of markets for Echelon's products and services, particularly the NES system and new LonWorks infrastructure products, and the ability of those products and services to meet customer and consumer expectations; the risk that Vattenfall, Nuon, or any other utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet presently expected shipment schedules for the NES system; risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating, and the timing of, NES revenues that Echelon expects to recognize from time to time; risks related to changing business conditions which may result in additional operating expenses in 2006 including, but not limited to, impairment of intangible or other long-lived assets, addition of reserves for excess inventory and purchase commitments, equity compensation expensing or other accounting charges; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon's Form 10-K when filed with the Securities and Exchange Commission.

Echelon Corporation Reports 4th Quarter Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS

Current Assets:
Cash and cash equivalents	$59,080	$35,510
Short-term investments	95,400	124,854
Accounts receivable, net	11,006	17,261
Inventories	3,240	5,584
Other current assets	2,289	2,213

Total current assets	171,015	185,422

Property and equipment, net	14,886	16,983
Other long-term assets	10,037	21,511

	$195,938	$223,916
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,972	$5,157
Accrued liabilities	7,473	5,452
Current portion of deferred revenues	2,096	1,422

Total current liabilities	13,541	12,031

Deferred rent	1,089	823

Total stockholders' equity	181,308	211,062

	$195,938	$223,916

Echelon Corporation Reports 4th Quarter Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Product	$18,711	$31,480	$73,563	$108,947
Service	303	376	865	974

Total revenues	19,014	31,856	74,428	109,921

Cost of revenues:
Cost of product	7,848	13,366	30,955	46,110
Cost of service	495	525	2,124	2,003

Total cost of revenues	8,343	13,891	33,079	48,113

Gross profit	10,671	17,965	41,349	61,808

Operating expenses:
Product development	6,351	6,639	25,098	25,262
Sales and marketing	5,438	4,780	21,023	19,440
General and administrative	3,421	3,533	20,018	13,388

Total operating expenses	15,210	14,952	66,139	58,090

Income (loss) from operations	(4,539)	3,013	(24,790)	3,718

Interest and other income, net	1,658	385	5,225	2,140

Income (loss) before provision for income taxes	(2,881)	3,398	(19,565)	5,858
Income tax expense (benefit)	(146)	389	154	586

Net income (loss)	$(2,735)	$3,009	$(19,719)	$5,272

Net income (loss) per share:
Basic	$(0.07)	$0.07	$(0.49)	$0.13
Diluted	$(0.07)	$0.07	$(0.49)	$0.13

Shares used in computing net income (loss) per share:
Basic	39,900	41,194	40,377	40,918
Diluted	39,900	41,198	40,377	41,007

Echelon Corporation Reports 4th Quarter Results

ECHELON CORPORATION
NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenues	$19,014	$31,856	$74,428	$109,921
Cost of revenues	8,317	13,891	33,016	48,113

Gross profit	10,697	17,965	41,412	61,808

Operating Expenses:
Product development	6,278	6,553	24,918	24,682
Sales and marketing	5,386	4,780	20,912	19,440
General and administrative	3,341	3,533	14,667	13,388

Total operating expenses	15,005	14,866	60,497	57,510

Non-GAAP income (loss) from operations	(4,308)	3,099	(19,085)	4,298
Interest and other income, net	1,624	385	5,287	2,140

Non-GAAP income (loss) before taxes	(2,684)	3,484	(13,798)	6,438
Income tax expense (benefit)	(146)	407	154	644

Non-GAAP net income (loss)	$(2,538)	$3,077	$(13,952)	$5,794

Non-GAAP net income (loss) per share:
Diluted	$(0.06)	$0.07	$(0.35)	$0.14

Shares used in computing net income (loss) per share:
Diluted	39,900	41,198	40,377	41,007

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net income (loss)	$ (2,735)	$ 3,009	$ (19,719)	$ 5,272

Amortization of purchased intangible assets	--	86	37	580
Stock-based compensation	231	--	587	--
Enel arbitration award	(34)	--	5,143	--

Total non-GAAP adjustments to earnings from operations	197	86	5,767	580

Income tax effect of reconciling items	--	(18)	--	(58)

Non-GAAP net income (loss)	$ (2,538)	$ 3,077	$ (13,952)	$ 5,794

Echelon Corporation Reports 4th Quarter Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2005	2004
Cash flows provided by operating activities:
Net income (loss)	$(19,719)	$5,272
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,162	4,922
Loss on disposal of fixed assets	67	27
Provision for doubtful accounts	15	(75)
Stock-based compensation	587	--
Change in operating assets and liabilities:
Accounts receivable	6,240	2,924
Inventories	2,344	322
Other current assets	(76)	306
Accounts payable	(1,185)	(1,765)
Accrued liabilities	2,021	659
Deferred revenues	674	424
Deferred rent	266	332

Net cash provided by (used in) operating activities	(4,604)	13,348

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(94,144)	(161,279)
Proceeds from maturities and sales of available-for-sale short-term investments	123,635	162,118
Release (purchase) of restricted investments	11,106	(239)
Changes in other long-term assets	335	(310)
Capital expenditures	(2,099)	(2,224)

Net cash provided by (used in) investing activities	38,833	(1,934)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock.	--	5,127
Repurchase of common stock.	(9,582)	(176)

Net cash provided by (used in) financing activities	(9,582)	4,951

Effect of exchange rates on cash:	(1,077)	478

Net increase (decrease) in cash and cash equivalents	23,570	16,843
Cash and cash equivalents:
Beginning of period	35,510	18,667

End of period	$59,080	$35,510